Exhibit 5.1

January 19, 2018

Buckeye Partners, L.P.

One Greenway Plaza

Suite 600

Houston, Texas 77046

Ladies and Gentlemen:

We have acted as counsel to Buckeye Partners, L.P., a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with the registration by the Partnership under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale by the Partnership of $400 million aggregate principal amount of the Partnership’s Junior Subordinated Notes due 2078 (the “Notes”), to be issued and sold pursuant to the Underwriting Agreement dated January 18, 2018 by and among Deutsche Bank Securities Inc. and Wells Fargo Securities, LLC, as Underwriters, the Partnership and Buckeye GP LLC (the “Underwriting Agreement”).

The Notes are being offered and sold pursuant to a prospectus supplement dated January 18, 2018 (the “Prospectus Supplement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b), to the prospectus dated November 9, 2017 (such prospectus, as amended and supplemented by the Prospectus Supplement, the “Prospectus”), included in and forming part of the Registration Statement on Form S-3 (Registration No. 333-221438) (as amended, the “Registration Statement”). Capitalized terms used but not defined herein shall have the meanings given such terms in the Underwriting Agreement.

The Notes are to be issued as securities pursuant to an Indenture, to be dated as of January 22, 2018 (the “Base Indenture”), as amended and supplemented by the First Supplemental Indenture thereto, to be dated as of January 22, 2018 (the “First Supplemental Indenture”), by and among the Partnership and Branch Banking and Trust Company (the “Trustee”) (the Base Indenture, as so amended by the First Supplemental Indenture, the “Indenture”).

In rendering the opinion set forth below, we have examined and relied upon (i) the Registration Statement, the Prospectus Supplement and the Prospectus; (ii) the Amended and Restated Agreement of Limited Partnership of the Partnership dated as of November 19, 2010, Amendment No. 1 to the Amended and Restated Agreement of Limited Partnership of the Partnership dated as of January 18, 2011, Amendment No. 2 to the Amended and Restated Agreement of Limited Partnership dated as of February 21, 2013, Amendment No. 3 to the Amended and Restated Agreement of Limited Partnership dated as of October 1, 2013, Amendment No. 4 to the Amended and Restated Agreement of Limited Partnership dated as of September 29, 2014 and Amendment No. 5 to the Amended and Restated Agreement of Limited Partnership dated as of December 13, 2017; (iii) the Underwriting Agreement; (iv) a form of the Base Indenture and a form of the First Supplemental Indenture; and (v) such other certificates, statutes and other instruments and documents as we consider appropriate for purposes of the opinion hereafter expressed. In addition, we reviewed such questions of law as we considered appropriate.

Based upon and subject to the foregoing and the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Notes will, when they have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and duly purchased and paid for in accordance with the terms of the Underwriting Agreement, constitute valid and legally binding obligations of the Partnership, enforceable against the Partnership in accordance with their terms.

The opinion expressed herein is qualified in the following respects:

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A. As to any facts material to the opinion contained herein, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Partnership.

B. We have assumed that (i) all information contained in all documents submitted to us for review is accurate and complete, (ii) each such document submitted to us as an original is authentic and each such document submitted to us as a copy conforms to an authentic original of such document, (iii) all signatures on each document examined by us are genuine, (iv) each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete and (v) each natural person signing any document reviewed by us had the legal capacity to do so and each person signing in a representative capacity any document reviewed by us had authority to sign in such capacity.

C. The opinion is limited in all respects to the laws of the State of New York. We do not express any opinions as to the laws of any other jurisdiction.

D. The opinion is qualified to the extent that the enforceability of any document, instrument or security may be limited by or subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and general equitable or public policy principles.

E. We express no opinions concerning (i) the validity or enforceability of any provisions contained in the Indenture that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law or (ii) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Partnership dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement and the Prospectus. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.